                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     Information Required In Proxy Statement

                            Schedule 14A Information

 Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934

                                (Amendment No. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

      /X/ Preliminary Proxy Statement

      / / Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by
          Rule 14a-6(e)(2))

      / / Definitive Proxy Statement

      / / Definitive Additional Materials

      / / Soliciting Material Under Rule 14a-12

                           POMEROY IT SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            FLAGG STREET CAPITAL LLC
                            FLAGG STREET PARTNERS LP
                       FLAGG STREET PARTNERS QUALIFIED LP
                            FLAGG STREET OFFSHORE, LP
                                 JONATHAN STARR
                               MICHAEL A. RUFFOLO
                                RICHARD S. PRESS
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      /X/ No fee required.

      / / Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
0-11.

      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3) Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total fee paid:

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      / / Fee paid previously with preliminary materials:

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      / / Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

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      (2) Form, Schedule or Registration Statement No.:

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      (3) Filing Party:

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      (4) Date Filed:

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              DATED APRIL 27, 2007

                       FLAGG STREET PARTNERS QUALIFIED LP

                                   _____, 2007

Dear Fellow Stockholder:

      Flagg Street Partners Qualified LP ("Flagg Street" or "we") and certain of its affiliates are the beneficial  owners of an aggregate of 1,249,325 shares of
Common  Stock of  Pomeroy  IT  Solutions,  Inc.  ("Pomeroy"  or the  "Company"),
representing in excess of 10% of the outstanding Common Stock of the Company. We believe the  current  Board of  Directors  of Pomeroy is not acting in your best interests as discussed in the attached Proxy Statement. We are therefore seeking your  support  at the annual  meeting of  stockholders  (the  "Annual  Meeting")
scheduled  to be held at  _________________,  on ________,  ______ __, 2007,  at
__:___ __.M. (local time) for the following:

      TO ELECT FLAGG STREET'S  DIRECTOR  NOMINEES,  JONATHAN  STARR,  MICHAEL A.
      RUFFOLO  AND  RICHARD  S.  PRESS TO  SERVE AS  DIRECTORS  OF  POMEROY,  IN
      OPPOSITION TO THE COMPANY'S  INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE
      ANNUAL MEETING.

      Through the attached Proxy  Statement we are  soliciting  proxies to elect not only our three  director  nominees,  but also the  candidates  who have been nominated by Pomeroy other than  _________,  _________ and ________.  This gives stockholders  the  ability  to vote for the  total  number of  directors  up for election at the Annual Meeting. The names, backgrounds and qualifications of the
Company's  nominees,  and  other  information  about  them,  can be found in the
Company's  proxy  statement.  There is no  assurance  that any of the  Company's nominees will serve as directors if our nominees are elected.

      We are not seeking  control of the Board of  Directors.  However,  we hope that this election contest will result in _________,  _________ and ________ NOT being  re-elected  to the Board of  Directors  and send a strong  message to the remaining  incumbent  directors  that  stockholders  are not satisfied  with the
Company's performance, management and corporate governance.

      We  urge  you to  carefully  consider  the  information  contained  in the attached  Proxy  Statement  and  support  our  efforts  by  signing,  dating and returning the enclosed GOLD proxy card today.  The attached Proxy  Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about _____, 2007.

      If you have  already  voted for the  incumbent  management  slate you have every right to change your vote by signing,  dating and  returning a later dated proxy card or by voting in person at the Annual Meeting.  Only your latest dated proxy card will count.

      Since only your latest  dated  proxy card will  count,  we urge you not to return  any proxy  card you  receive  from the  Company.  Even if you return the management  proxy card marked  "withhold"  as a protest  against  the  incumbent directors,  it will revoke any proxy card you may have  previously sent to Flagg
Street.  Remember,  you can vote for our three independent  nominees only on our
GOLD proxy card.  So please make  certain  that the latest  dated proxy card you return is the GOLD proxy card.

      If you have any questions or require any assistance with your vote, please contact  Morrow & Co.,  Inc.,  which is  assisting  us,  at  their  address  and toll-free numbers listed on the following page.

                                    Thank you for your support,

                                    /s/ Jonathan Starr
                                    ----------------------------------
                                    Jonathan Starr
                                    Flagg Street Partners Qualified LP

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IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GOLD PROXY CARD, OR
      NEED ADDITIONAL COPIES OF FLAGG STREET'S PROXY MATERIALS, PLEASE CALL
              MORROW & CO., INC. AT THE PHONE NUMBERS LISTED BELOW.

                               MORROW & CO., INC.

                                 470 West Avenue
                               Stamford, CT 06902
                                 (203) 658-9400

             BANKS AND BROKERAGE FIRMS, PLEASE CALL: (203) 658-9400
                   STOCKHOLDERS CALL TOLL FREE: (800) 662-5200
                      E-MAIL: flaggstreet.info@morrowco.com

--------------------------------------------------------------------------------

                                      -2-

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           POMEROY IT SOLUTIONS, INC.

                            -------------------------

                                 PROXY STATEMENT
                                       OF
                       FLAGG STREET PARTNERS QUALIFIED LP

                            -------------------------

          PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

      Flagg Street  Partners  Qualified LP ("Flagg  Street" or "we"), a Delaware
limited  partnership,  together with certain of its  affiliates who are named as participants in this Proxy  Statement are  stockholders of Pomeroy IT Solutions,
Inc., a Delaware corporation ("Pomeroy" or the "Company"). We are writing to you in connection with the election of directors of Pomeroy (the "Pomeroy Board") at the annual meeting of stockholders scheduled to be held at _________________, on
________,  ______  __,  2007,  at  __:___  __.M.  (local  time),  including  any adjournments  or  postponements  thereof and any meeting  which may be called in
lieu  thereof  (the  "Annual   Meeting").   This  proxy  statement  (the  "Proxy
Statement")  and the  enclosed  GOLD proxy  card are first  being  furnished  to stockholders on or about _____, 2007.

      This Proxy  Statement and the enclosed GOLD proxy card are being furnished to stockholders  of Pomeroy by Flagg Street in connection with the  solicitation of proxies from Pomeroy's stockholders for the following:

      TO ELECT FLAGG STREET'S  DIRECTOR  NOMINEES,  JONATHAN  STARR,  MICHAEL A.
      RUFFOLO AND RICHARD S. PRESS (THE  "NOMINEES")  TO SERVE AS  DIRECTORS  OF
      POMEROY,  IN OPPOSITION TO THE COMPANY'S  INCUMBENT  DIRECTORS WHOSE TERMS
      EXPIRE AT THE ANNUAL MEETING.

      This Proxy Statement is soliciting  proxies to elect not only our director nominees,  but also the candidates who have been nominated by Pomeroy other than
_________,  _________ and ________. This gives stockholders who wish to vote for our three nominees the ability to vote for _____ nominees in total.

      Flagg Street,  Flagg Street  Capital  Management  LLC, a Delaware  limited liability  company  ("FSGP"),  Flagg  Street  Partners  LP, a  Delaware  limited partnership  ("FSP"),  Flagg  Street  Offshore,  LP,  a Cayman  Islands  limited partnership  ("FSO," and together  with Flagg Street and FSP, the "Flagg  Street
Funds"),  and the  Nominees  are  members  of a group  (the  "Group")  formed in connection  with this proxy  solicitation  and are deemed  participants  in this proxy solicitation.

      Pomeroy has set the record date for determining  stockholders  entitled to notice of and to vote at the Annual Meeting as _____,  2007 (the "Record Date").
The  mailing  address  of the  principal  executive  offices  of Pomeroy is 1020
Petersburg  Road,  Hebron,  KY  41048.  Stockholders  of  record at the close of business  on the Record  Date will be  entitled  to vote at the Annual  Meeting.

According to Pomeroy, as of the Record Date, there were _______ shares of common stock, $.01 par value per share (the "Shares"), outstanding and entitled to vote at the Annual  Meeting.  As of the Record Date,  the Flagg Street Funds were the owners of an aggregate of 1,249,325 Shares, which represents in excess of 10% of the voting securities outstanding (based on the Company's proxy statement).  The
Flagg  Street  Funds intend to vote such Shares for the election of the Nominees and for the  candidates  who have  been  nominated  by the  Company  other  than
_________, _________ and ________.

THIS  SOLICITATION  IS BEING MADE BY FLAGG STREET AND NOT ON BEHALF OF THE BOARD
OF DIRECTORS OR  MANAGEMENT  OF POMEROY.  FLAGG STREET IS NOT AWARE OF ANY OTHER
MATTERS TO BE BROUGHT BEFORE THE ANNUAL  MEETING.  SHOULD OTHER  MATTERS,  WHICH
FLAGG  STREET IS NOT AWARE OF A  REASONABLE  TIME BEFORE THIS  SOLICITATION,  BE
BROUGHT BEFORE THE ANNUAL MEETING,  THE PERSONS NAMED AS PROXIES IN THE ENCLOSED
GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

FLAGG STREET URGES YOU TO SIGN,  DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF
THE ELECTION OF ITS NOMINEES.

IF YOU HAVE  ALREADY  SENT A PROXY  CARD  FURNISHED  BY  POMEROY  MANAGEMENT  TO
POMEROY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE NOMINEES BY SIGNING,  DATING
AND RETURNING THE ENCLOSED GOLD PROXY CARD.  ONLY THE LATEST DATED PROXY COUNTS.
ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A
WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY
VOTING IN PERSON AT THE ANNUAL  MEETING.  ALTHOUGH A REVOCATION  IS EFFECTIVE IF
DELIVERED TO THE  COMPANY,  FLAGG  STREET  REQUESTS  THAT EITHER THE ORIGINAL OR
PHOTOSTATIC  COPIES OF ALL  REVOCATIONS  BE  MAILED  TO FLAGG  STREET IN CARE OF
MORROW & CO.,  INC.  AT THE  ADDRESS  SET FORTH ON THE BACK  COVER OF THIS PROXY
STATEMENT.

                                      -2-

                                    IMPORTANT

      YOUR VOTE IS IMPORTANT,  NO MATTER HOW MANY SHARES YOU OWN. WE URGE YOU TO
SIGN,  DATE,  AND  RETURN  THE  ENCLOSED  GOLD  PROXY CARD TODAY TO VOTE FOR THE
ELECTION OF OUR NOMINEES.

   o  IF YOUR  SHARES ARE  REGISTERED  IN YOUR OWN NAME,  please sign and date the enclosed GOLD proxy card and return it to Flagg  Street,  c/o Morrow
      & Co., Inc., in the enclosed envelope today.

   o  IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT OR BANK, you are considered the beneficial owner of the Shares,  and these proxy  materials,  together with a GOLD  voting  form,  are being  forwarded  to you by your broker or bank. As a beneficial  owner,  you must  instruct your broker,  trustee or other  representative  how to vote. YOUR BROKER CANNOT VOTE YOUR SHARES ON
      YOUR BEHALF WITHOUT YOUR INSTRUCTIONS.

   o  Depending upon your broker or custodian, you may be able to vote either by toll-free  telephone  or by the  Internet.  Please  refer to the  enclosed voting form for instructions on how to vote  electronically.  You may also vote by signing, dating and returning the enclosed voting form.

      Since only your latest  dated  proxy card will  count,  we urge you not to return  any proxy  card you  receive  from the  Company.  Even if you return the management  proxy card marked  "withhold"  as a protest  against  the  incumbent directors,  it will revoke any proxy card you may have  previously sent to Flagg
Street.  Remember,  you can vote for our three independent  nominees only on our
GOLD proxy card.  So please make  certain  that the latest  dated proxy card you return is the GOLD proxy card.

      PLEASE CALL MORROW & CO., INC. IF YOU NEED ASSISTANCE IN VOTING YOUR
                                GOLD PROXY CARD.

--------------------------------------------------------------------------------

                               MORROW & CO., INC.

                                 470 West Avenue
                               Stamford, CT 06902
                                 (203) 658-9400

             BANKS AND BROKERAGE FIRMS, PLEASE CALL: (203) 658-9400
                   SHAREHOLDERS CALL TOLL FREE: (800) 662-5200
                      E-MAIL: flaggstreet.info@morrowco.com

--------------------------------------------------------------------------------

                                      -3-

             REASONS WHY WE ARE CHALLENGING THE INCUMBENT DIRECTORS

      The  following  is a summary of the  reasons  why we our  challenging  the incumbent director nominees at the Annual Meeting. We urge you to send a message to the  Pomeroy  Board  that the  Company  should be run for the  benefit of all stockholders  - not the Pomeroy  family - by signing,  dating and  returning the enclosed GOLD proxy card as soon as possible.

--------------------------------------------------------------------------------

   WE DO NOT HAVE FAITH IN MANAGEMENT'S ABILITY TO MAXIMIZE STOCKHOLDER VALUE
UNDER THE LEADERSHIP OF CHAIRMAN DAVID POMEROY AND HIS SON, CEO STEPHEN POMEROY

      Over  the  past  several  years,  the  founding  Pomeroy  family  has made decisions  that in our  opinion  appear  to be  driven  by  their  own  personal interests.  These decisions  include the transfer of the CEO position from David
Pomeroy to his son, Stephen Pomeroy without undertaking an exhaustive search for the best qualified executive for this position,  exorbitant compensation awarded to Stephen Pomeroy, and David Pomeroy remaining on the Pomeroy Board as Chairman despite his lack of independence.  These decisions have had a detrimental effect on the stockholders.

 DURING THE PAST FEW YEARS, POMEROY'S FINANCIAL RESULTS HAVE BEEN DISAPPOINTING
    AND THE COMPANY HAS MADE EMBARRASSING ACCOUNTING ERRORS IN ITS FINANCIAL
                                   DISCLOSURE

      During  the past two  years,  Pomeroy  has  achieved  its worst  operating results  in at  least a  decade.  We  believe  this  performance  is  even  more unacceptable  when you take into account  Pomeroy's  acquisition  of Alternative
Resources Corporation in July 2004 for cash and assumed debt nearly equal to the
Company's   current  equity  market   capitalization.   The  Company  also  made
embarrassing   accounting  errors  in  its  financial   disclosure   leading  to
restatements  of its Forms 10-Q for the quarters ended April 5, 2005 and July 5,
2005. Despite these restatements,  as of January 5, 2006,  management identified material  weaknesses in four areas of the Company's  internal  controls over its financial reporting. We believe the Pomeroy Board should be held accountable for these accounting errors and materials weaknesses.

  WE BELIEVE POMEROY'S POISON PILL AND OTHER ANTI-TAKEOVER PROVISIONS ENTRENCH
            THE POMEROY BOARD AND MANAGEMENT AND SHOULD BE ELIMINATED

      We believe Pomeroy has onerous anti-takeover  provisions that insulate the incumbent directors from being accountable to stockholders. Pomeroy has a rights plan  or  "poison  pill"  that we  believe  entrenches  the  Pomeroy  Board  and management.  Pomeroy's  Certificate of Incorporation and Bylaws contain numerous anti-takeover  provisions  that we also  believe are  intended  to entrench  the
Pomeroy  Board and  management  to the  detriment  of the  stockholders.  If the
Nominees  are  elected,  they will use their best  efforts to cause the  Pomeroy
Board to terminate the poison pill and other anti-takeover provisions.

             WE BELIEVE POMEROY'S SHARE PRICE HAS SUFFERED UNDER THE
                          COMPANY'S CURRENT LEADERSHIP

      Pomeroy's  Share price has performed  poorly during a time when in general the rest of the IT industry  thrived.  As illustrated in Pomeroy's Form 10-K for the year ended  January 5, 2007,  during the period from January 5, 2002 through
January 5, 2007,  an  investment  in Pomeroy  would have lost 42.5% of its value compared  to a gain of 20.2%  had the same  investment  been made in the S&P 500
Stock  Index and a gain of 17.5%  had the  investment  been  made in the  NASDAQ
Composite Index. We believe that the Pomeroy Board's  inability to set effective
policy  and  make  the  right  strategic   decisions  has  contributed  to  this
performance.

    WE WISH TO PROVIDE THE STOCKHOLDERS, THE TRUE OWNERS OF POMEROY, WITH THE
OPPORTUNITY TO ELECT DIRECTORS THAT ARE UNAFFILIATED WITH THE EXISTING DIRECTORS

      If  elected,  the  Nominees'  first  priority  would  be to work  with the independent  directors to maximize stockholder value and ensure that the Company is being  run for the  benefit  of the  stockholders  - the true  owners  of the
Company - and not the Pomeroy  family.  We believe  these changes would not only benefit  the  stockholders  but also have a  positive  effect  on the  Company's relations with its customers and employees  which,  in our opinion,  are its two most valuable assets.

--------------------------------------------------------------------------------

                                      -4-

                           BACKGROUND TO SOLICITATION

      The  following  is a  chronology  of  events  leading  up  to  this  proxy solicitation:

         o  We began purchasing Shares in March 2006.

         o  During the fourth  quarter of 2006,  we made  multiple  requests  to
            Pomeroy to speak with David Pomeroy,  Chairman of the Pomeroy Board, regarding the Company's business  operations.  We were told by Kevin
            Gregory, Pomeroy's CFO, that David Pomeroy had declined our requests because he was too distant  from the  Company's  operations  to feel comfortable speaking to us.

         o  On January 10, 2007,  we called Kevin  Gregory  requesting a meeting with the Corporate Governance Committee of the Pomeroy Board.

         o  After several  follow up phone calls to the Company  during the next two weeks,  we had a  teleconference  on January  25,  2007 with two independent  directors,  William Lomicka and Ronald Krieg,  and with
            Kirk Longblade, a consultant to Pomeroy who previously served as the
            Company's  investment  banker.  We asked  Messrs.  Lomicka and Krieg questions about Pomeroy's business  operations and conveyed concerns we had  including the Company's  high  employee  attrition.  Messrs.
            Lomicka and Krieg  stated  that they were not aware of the  employee turnover rate as they only looked at employee  head-counts.  We also asked them whether there was any formal process to identify and hire a CEO for the Company  before  Stephen  Pomeroy was promoted to this position.  Messrs. Lomicka and Krieg stated that there was virtually no hiring  process when Stephen  Pomeroy  succeeded his father David
            Pomeroy as CEO.

         o  On February 6, 2007,  we sent a private  letter to the Pomeroy Board
            expressing  our  concern  with  management's   ability  to  maximize
            stockholder  value  and  run the  Company  for  the  benefit  of all stockholders, particularly under the leadership of David Pomeroy and
            Stephen Pomeroy.  We also made the following  recommendations to the
            Pomeroy Board:

            o   Appoint  three  representatives  of our  choice  to the  Pomeroy
                Board.

            o   Change  Stephen  Pomeroy  from CEO,  COO and  President to a new position of Vice President of Strategic Development  responsible for keeping his  replacement  and the Pomeroy Board  apprised of potential strategic alternatives for the Company.

            o   Appoint a special  committee of the Pomeroy Board  consisting of three of our designees and three other independent directors for the  purpose  of  conducting  a search  for a new  CEO,  COO and
                President.

            o   Remove David Pomeroy from the Pomeroy Board.

            In this letter,  we reiterated  that our first  priority was to work with the  independent  directors to maximize  stockholder  value and ensure  that  the  Company  is  being  run  for the  benefit  of the

                                      -5-

            stockholders and not the Pomeroy family.  We sent this letter to the
            Pomeroy  Board  privately  as we  believed  this was the best way to engage in meaningful discussions with the Pomeroy Board.

         o  On  February  15,  2007,  one week  after we sent the  February  6th letter,  we called  Kevin  Gregory  to  inquire as to when we should expect a response from the Pomeroy Board to our proposals.

         o  On  Friday,  February  23,  2007,  over two weeks  after we sent the
            February  6th  letter,  we received a letter  from  Pomeroy's  legal counsel  inviting  us  to  meet  with  unspecified  members  of  the
            Corporate  Governance  Committee on the following Tuesday,  February
            27, or  Wednesday,  February  28.  This  letter did not  address our concerns  with  Pomeroy  or the  recommendations  set  forth  in our
            February 6th letter.  Instead,  Pomeroy's  legal counsel stated that
            "Although two of the Company's  independent directors previously had a conference call with you to answer your questions, it appears from
            your  letter  that  there  are  still   matters  that  need  further
            clarification."

         o  On  February  26,  2007,  we  sent a  letter  to the  Pomeroy  Board expressing our disappointment to receive, after waiting for over two weeks,  a written  response  not from the  directors  but from legal counsel  to  Pomeroy  that  failed to  address  or  acknowledge  our concerns.  We stated that our concerns and  recommended  action plan were very clearly  stated in our February 6th letter and that we are not seeking  "clarification"  but rather a clear indication that the
            Pomeroy Board intends to recommend the items  detailed in our action plan. We stated that it was  inappropriate  for the Pomeroy Board to invite  us to fly to  Kentucky  on just  two  business  days  notice despite showing us no signs of taking our proposals  seriously,  but we would be happy to set up a  teleconference  for February 27, 2007 or February  28, 2007 with the  independent  directors  assuming the
            directors   are  prepared  to  engage  in  serious  and   meaningful
            discussions.

         o  On March 5, 2007,  we had a  teleconference  with the members of the
            Corporate Governance Committee (the "Committee"),  consisting of Ken
            Waters,  Debra Tibey and David Boucher.  The Committee expressed its opinion that now was not the right time to remove  Stephen  Pomeroy, but that it was  possible  such a change might be needed in the near future.  The  Committee  also  expressed  its view that  Pomeroy was moving in the right direction.

            After a lengthy discussion, we believe that the Committee had agreed to seek the Pomeroy  Board's  support and approval in principle of a settlement proposal containing the following salient terms:

            o   Two existing  directors would resign and be replaced with one of our designees and a second  individual agreed upon by us and the
                Committee.

            o   David  Pomeroy would resign as Chairman of the Pomeroy Board and be replaced by an  independent  director.  The Committee  agreed that the Company could benefit from an independent Chairman.

                                      -6-

            The  Committee  requested  that we  formally  submit to it a written proposal  reflecting  these terms.  Ken Waters  stated that he would present  our written  proposal  to the  Pomeroy  Board with his full support.  The Committee also requested that we send them  references of other  management  teams we have  worked  with in the  past.  The
            Committee  said  they  could  get back to us with an answer no later than March 12, 2007  assuming we could  furnish them with a proposal by March 7, 2007.

         o  Between  March 5 and March 6, 2007,  we provided Ken Waters with the references requested by the Committee.

         o  On March 6, 2007,  we submitted a letter  setting  forth our written settlement  proposal  requested by the Committee.  The letter stated
            that we would be willing to enter into a settlement  agreement  with
            Pomeroy containing the following principle terms:

            o   David Pomeroy would resign as Chairman of the Pomeroy Board, but remain a director.  An independent  director would replace David
                Pomeroy as Chairman of the Board.

            o   Two current  directors  designated by Pomeroy and approved by us would resign from the Pomeroy Board.

            o   Jonathan Starr or one of our other  designees would be appointed to fill the first vacancy on the Pomeroy Board.

            o   An individual mutually agreed upon by us and the Committee would be appointed to fill the second vacancy on the Pomeroy Board.

            o   We would agree not to  nominate  directors  for  election at the
                2007 Annual Meeting of Stockholders of Pomeroy.

            o   The size of the  Pomeroy  Board would not be  increased  to more than ten (10) directors  until the conclusion of the 2008 Annual
                Meeting of Stockholders of Pomeroy.

            In the letter,  we again  reiterated  that our first  priority is to work with the independent directors to maximize stockholder value.

         o  On March 11, 2007, the Pomeroy Board scheduled a teleconference with us for March 12, 2007 in order to discuss our settlement proposal.

         o  On March  12,  2007,  ten  minutes  before  the  teleconference  was
            scheduled  to  begin,   Ken  Waters  called  to  tell  us  that  the
            teleconference was being postponed because the Pomeroy Board was not in  agreement  on the proposed  settlement  terms and David  Pomeroy wanted  more time to think about  them.  Later that day,  Ken Waters

                                      -7-

            called to tell us that the  Pomeroy  Board  was going to meet  again later in the  afternoon  and that he would  call us back  after  the meeting with an update. He never called us back with an update.

         o  On March 16, 2007,  Ken Waters  called to tell us that David Pomeroy requested  an in-person  meeting  with the  Committee to discuss our settlement  proposal  and that we would get a response  on March 19,
            2007.

         o  On March 19,  2007,  Ken Waters  called to tell us that the  meeting between David  Pomeroy and the  Committee was postponed  until March
            20, 2007.

         o  On March 21, 2007,  Ken Waters  called to tell us that he would send us a  counter-proposal  on  March  23,  2007.  We never  received  a counter-proposal.

         o  On March 25, 2007, we received a letter from Pomeroy's legal counsel stating that the Company would respond to our settlement proposal no later than March 28, 2007. We never received a response.

         o  On March 28, 2007,  Pomeroy issued a press release  announcing  that the Pomeroy Board is undertaking multiple initiatives to enhance the effectiveness  of the Pomeroy Board. The Company also announced that
            Jim  Smith  will  retire  from the  Pomeroy  Board at the end of his current term and Ken Waters will assume the newly  created  position of Lead Independent Director.  The press release did not mention our settlement proposal or that we had been engaging in discussions with members of the Pomeroy Board during the prior few weeks.

         o  On March 28, 2007, after the issuance of Pomeroy's press release, we had a  teleconference  with Ken Waters to discuss the press release.
            He told us that  Pomeroy's  legal counsel would provide us with some additional details.

         o  On March  28,  2007,  after  talking  with  Ken  Waters,  we  called
            Pomeroy's  legal counsel.  Pomeroy's legal counsel told us that they were unaware of any additional details.

         o  On March 29,  2007,  Pomeroy  for the first  time sent to us for our review and signature a form of confidentiality agreement.

         o  On March 30,  2007,  Kevin  Gregory  left us a message  requesting a teleconference  to discuss any outstanding  issues we had. Our legal counsel sent a message to Pomeroy's  legal  counsel that we would be
            willing  to  have  a  conversation   with  Mr.  Gregory  only  if  a
            representative  who is  authorized to speak on behalf of the Pomeroy
            Board  would   participate   and  be  willing  to  have   meaningful
            discussions   concerning  the  principal  terms  of  our  settlement
            proposal  contained  in our  March  6th  letter  to the  independent directors  to which we still  had not  received  a formal  response.
            Neither Pomeroy nor its legal counsel responded.

         o  On  April 3,  2007,  we  delivered  a letter  to the  Pomeroy  Board reiterating  our  dissatisfaction  with the  efforts of the  Pomeroy
            Board in engaging in meaningful and productive  discussions  with us regarding our settlement  proposal.  We  simultaneously  delivered a letter to Pomeroy nominating Jonathan Starr,  Michael A. Ruffolo and
            Richard S. Press as directors for election at the Annual Meeting.

                                      -8-

         o  In order  to avoid an  election  contest,  our  settlement  proposal offered more modest  changes from the Company than we originally had sought,  but we were willing to accept those terms as a sign of good faith that the Pomeroy Board and management were moving in the right direction.  The Pomeroy  Board's  failure to agree to the settlement despite seemingly strong support from independent directors leads us once again to the conclusion  that stronger action needs to be taken to bring new  leadership to the Company at the board and  management levels.

                                      -9-

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      The  Pomeroy  Board is  currently  composed of ten  directors  whose terms expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect the Nominees in opposition to Pomeroy's director nominees. Your vote to elect the  Nominees  will have the legal  effect of  replacing  three  incumbent directors of Pomeroy with our Nominees.  If elected, the Nominees will represent a minority of the members of the Pomeroy Board.

                THE CASE AGAINST THE POMEROY BOARD AND MANAGEMENT

      We believe the  election  of the  Nominees  represents  the best means for
Pomeroy's  stockholders to maximize the value of their Shares.  As a significant stockholder of Pomeroy, we have a vested interest in maximizing the value of the
Shares.  If elected  to the  Pomeroy  Board,  the  Nominees  will use their best efforts to improve the Company's  operating  performance and implement corporate governance  reform  while  exploring  all  potential  alternatives  to  maximize stockholder  value.  We  believe  that these  improvements  can only begin to be implemented  with better  leadership on the Board and management  level.  Better leadership,  in our  opinion,  cannot be achieved  unless we bring an end to the family-dominated  regime  -- led by  Chairman  David  Pomeroy  and his son,  CEO
Stephen Pomeroy -- that in our opinion currently runs the Company.

      We  would  like to make it clear  that we are  engaging  in this  election contest as a last resort.  As discussed in further detail in the  "Background to
Solicitation",  we made numerous  efforts to enter into  meaningful  discussions with the Pomeroy Board and  management to discuss our concerns with the Company.
At one point, we submitted a settlement proposal at the request of the Corporate
Governance  Committee  that Ken Waters  stated he would  present to the  Pomeroy
Board with his full support.  Rather than  responding  directly to our proposal,
Pomeroy issued a press release  announcing that it will be undertaking  multiple initiatives to enhance the effectiveness of the Pomeroy Board without mentioning our  settlement  proposal.  We  believe  the  Corporate  Governance  Committee's inability to broker a  settlement  that it  supported  demonstrates  Stephen and
David Pomeroy's  unchecked control over the Pomeroy Board and the need for truly independent directors.

      We  share a  common  interest  with  all  stockholders  in  enhancing  the long-term  performance  and improving  corporate  governance at the Company.  We believe  these  changes  can begin to be  implemented  with the  election of our
Nominees.  These  changes  will also  have a  positive  effect on the  Company's relations with its customers and employees, its two most valuable assets.

   WE DO NOT HAVE FAITH IN MANAGEMENT'S ABILITY TO MAXIMIZE STOCKHOLDER VALUE
 UNDER THE LEADERSHIP OF CHAIRMAN DAVID POMEROY AND HIS SON, CEO STEPHEN POMEROY

      We  believe  that  Pomeroy is well  positioned  to take  advantage  of the current  IT  market,  but in order to do so  effectively,  the  Company  must be transformed from a  family-dominated  business to one that puts the interests of the  stockholders  ahead of the interests of the Pomeroy  family.  Over the past several  years,  the  founding  Pomeroy  family has made  decisions  that in our opinion  appear to be driven by their own personal  interests.  These  decisions have had a detrimental effect on the stockholders.

                                      -10-

SUCCESSION OF POWER FROM DAVID POMEROY TO STEPHEN POMEROY

      In June 2004,  Stephen  Pomeroy was appointed CEO of the Company after his father, David Pomeroy,  stepped down from this position which he held for over a decade.  We do not believe  that Stephen  Pomeroy,  who has been working for the
Company under the guardianship of his father since graduating from college, is a suitable or qualified  leader for this job as discussed in further detail below.
BASED ON OUR  DISCUSSIONS  WITH  INDEPENDENT  BOARD MEMBERS  WILLIAM LOMICKA AND
RONALD  KRIEG,  THERE WAS NO FORMAL  PROCESS TO IDENTIFY  AND HIRE A CEO FOR THE
COMPANY WHEN STEPHEN POMEROY WAS PROMOTED TO THIS POSITION.  NO OTHER CANDIDATES
WERE  FORMALLY  INTERVIEWED  FOR THE  POSITION  AND NO OUTSIDE  SEARCH  FIRM WAS
RETAINED.  In our  opinion,  the Pomeroy  Board's  approval  of the  transfer of leadership  from David to Stephen  Pomeroy  without  undertaking  an  exhaustive search for the best  qualified CEO available is a sign of their failure to serve as an effective, independent check on the Pomeroy family.

EXORBITANT COMPENSATION OF CEO STEPHEN POMEROY

      We do not believe  Stephen  Pomeroy has been an effective  leader.  During
Stephen  Pomeroy's  tenure as CEO,  the  Company's  financial  and  share  price performance have suffered, the Company made embarrassing accounting errors in it financial statement disclosure, the Company has consistently missed guidance and
employee  attrition  rates  have  risen.   Despite  Stephen  Pomeroy's  lack  of
effectiveness, he was awarded an exorbitant compensation package.

   o  DURING HIS FIRST FULL YEAR AS CEO,  STEPHEN POMEROY EARNED $1.9 MILLION IN
      COMPENSATION,  NOT EVEN  INCLUDING A  SUBSTANTIAL  AWARD OF 140,750  STOCK
      OPTIONS.

   o  According to the Company's  proxy statement for the 2006 annual meeting of stockholders,  the  140,750  options  are  valued at  approximately  $1.15 million  assuming  Pomeroy's  stock  appreciates  at 10% per year over the option term. TAKING INTO CONSIDERATION  THIS ASSUMED POTENTIAL  REALIZABLE
      VALUE OF THE 140,750  STOCK  OPTIONS HE WAS AWARDED  DURING HIS FIRST FULL
      YEAR AS CEO,  TOTAL  COMPENSATION  FOR STEPHEN  POMEROY THAT YEAR WAS OVER
      $3.0 MILLION.

   o  There are provisions in Stephen Pomeroy's  employment agreement that allow him to receive severance benefits following  termination of his employment by the Company for "Good Reason" including if he terminates his employment within a specified period following  certain  specified changes in control of the Company.

   o  Upon such  termination,  he would be entitled to receive his base  salary, bonus and all other amounts under any compensation  program of the Company for the  balance of his  applicable  term.  BASED ON THE  COMPANY'S  PROXY
      STATEMENT,  STEPHEN  POMEROY  WOULD BE  ENTITLED  TO A CHANGE  IN  CONTROL
      PAYMENT  EQUAL TO  $________  ASSUMING HE  TERMINATED  HIS  EMPLOYMENT  ON
      DECEMBER 31, 2006.

                                      -11-

   o  Following a change in control of the  Company,  Stephen  Pomeroy  would be provided  with 150 HOURS OF FLIGHT TIME PER YEAR FOR  BUSINESS  USAGE BY A
      PRIVATE AIR CARRIER.

      We find these levels of  compensation  for an  individual  with no outside executive  experience to be excessive.  We believe that  executive  compensation should be linked to value delivered to stockholders  and that a public company's compensation  programs  should be designed to provide a correlation  between the financial  success of management  and the  stockholders.  We see no  correlation between  Pomeroy's  poor  financial  performance  described  below  and  Stephen
Pomeroy's  compensation.  We question  whether  Stephen  Pomeroy would have been awarded this exorbitant  compensation package,  benefited from other perquisites such as use of a private  jet, or even served as an  executive of the Company to begin with had it not been for his father.

LACK OF INDEPENDENCE OF CHAIRMAN DAVID POMEROY

      David  Pomeroy has related  party  arrangements  with the Company  that we believe  make it  difficult  for him to  exercise  independent  judgment  and to perform  his duties of Chairman  of the Board with due care and  loyalty.  David
Pomeroy  controls  the entity  from which the Company  leases its  headquarters, distribution facility and national training center for over $1 million per year.
In addition,  after David  Pomeroy was  succeeded by his son as CEO, the Company entered into a very unusual 5-year  "consulting  agreement"  with David Pomeroy, the terms of which include the following:

   o  BASE COMPENSATION OF $250,000 PER YEAR.

   o  BONUS OF $100,000 PAYABLE IN THE FIRST QUARTER OF 2005.

   o  LUMP-SUM AWARD OF $750,000.

   o  ANNUAL HOUSING  ALLOWANCE OF $25,000 FOR THE COMPANY'S USE OF CERTAIN REAL
      PROPERTY IN ARIZONA OWNED BY AN ENTITY CONTROLLED BY DAVID POMEROY.

   o  MEDICAL AND DISABILITY INSURANCE COVERAGE TO THE SAME EXTENT SUCH BENEFITS
      ARE PROVIDED TO OTHER TOP EXECUTIVES OF THE COMPANY.

We believe  this  consulting  arrangement  not only calls  into  question  David
Pomeroy's ability to exercise independent oversight as Chairman of the Board but is also a shining  example of how the Pomeroy family has run the Company for its own personal  benefit.  We do not see the need to pay David Pomeroy  $250,000 in base compensation and $25,000 in housing  allowances per year over the course of five years for "consulting" services after stepping down as CEO.

      IF THE COMPANY WAS PLANNING ON  CONTINUING  TO AWARD DAVID  POMEROY WITH A
HIGH SALARY AND OTHER  BENEFITS  CONSISTENT  WITH THOSE AWARDED TO ITS OTHER TOP
EXECUTIVES,  WHY DID HE STEP DOWN AS CEO IN THE FIRST PLACE AND WHAT  ADDITIONAL
VALUE DOES  STEPHEN  POMEROY  BRING TO THE  COMPANY  THAT  JUSTIFIES  PAYING HIS
EXORBITANT COMPENSATION? EVEN PUTTING ASIDE DAVID POMEROY'S COMPENSATION PACKAGE
AND RELATED PARTY TRANSACTIONS, DO YOU BELIEVE HE WOULD BE CAPABLE OF EXERCISING
INDEPENDENT JUDGMENT IF HE WERE TO CONSIDER, BY WAY OF EXAMPLE,  WHETHER HIS SON
SHOULD BE FIRED FOR POOR PERFORMANCE?

                                      -12-

        DURING THE PAST FEW YEARS, POMEROY'S FINANCIAL RESULTS HAVE BEEN
  DISAPPOINTING AND THE COMPANY HAS MADE EMBARRASSING ACCOUNTING ERRORS IN ITS
                              FINANCIAL DISCLOSURE

      Pomeroy's   financial  results  over  the  past  two  years  have  been  a disappointment to us and, we believe, to many other stockholders of the Company.
During this time, Pomeroy has achieved its worst operating results in at least a decade and had to restate its financial statements due to accounting errors.

POOR OPERATING RESULTS AND PROBLEMATIC ARC INTEGRATION

      During  the past two  years,  Pomeroy  has  achieved  its worst  operating results in at least a decade.

         o  POMEROY  RECORDED AN OPERATING  LOSS OF $15.8 MILLION IN 2005 AND AN
            OPERATING  PROFIT  OF $2.7  MILLION  IN 2006.  THIS  COMPARES  TO AN
            OPERATING PROFIT OF $18.4 MILLION IN 2004.

         o  GIVING POMEROY THE BENEFIT OF BACKING OUT ITS GOODWILL CHARGES,  THE
            COMPANY  WOULD  STILL HAVE ONLY  REPORTED  OPERATING  PROFIT OF $0.2
            MILLION IN 2005 AND $6.2 MILLION IN 2006.

         o  PRODUCT  REVENUES  DROPPED TO $373 MILLION IN 2006 FROM $545 MILLION
            IN 2004, AN ALARMING 32% DECLINE.

      We believe this performance is even more  unacceptable  when you take into account Pomeroy's  acquisition of Alternative  Resources  Corporation ("ARC") in
July 2004 for cash and assumed debt nearly equal to the Company's current equity market capitalization. Based on conversations with Kevin Gregory and independent directors,  as well as the financial restatements in 2005, we believe management mishandled the integration of ARC by not adequately preparing its IT systems and by  mismanaging  ARC's  greatest  asset,  its  employees.  As a  result  of  the problematic  integration of ARC, this expensive merger did not have the benefits most stockholders should have expected.

ACCOUNTING ERRORS AND RESTATEMENTS

      After  Stephen  Pomeroy took over as CEO,  the Company  made  embarrassing accounting  errors in its financial  disclosure  leading to  restatements of its
Forms 10-Q for the quarters ended April 5, 2005 and July 5, 2005.  DESPITE THESE
RESTATEMENTS,  MANAGEMENT STILL DID NOT MAINTAIN EFFECTIVE INTERNAL CONTROL OVER
FINANCIAL  REPORTING  NECESSARY  TO PREVENT  FURTHER  ACCOUNTING  ERRORS.  AS OF
JANUARY 5, 2006,  MANAGEMENT IDENTIFIED MATERIAL WEAKNESSES IN FOUR AREAS OF THE
COMPANY'S INTERNAL CONTROLS OVER ITS FINANCIAL REPORTING. We believe the Pomeroy
Board  should be held  accountable  for these  accounting  errors  and  material weaknesses.

                                      -13-

  WE BELIEVE POMEROY'S POISON PILL AND OTHER ANTI-TAKEOVER PROVISIONS ENTRENCH
            THE POMEROY BOARD AND MANAGEMENT AND SHOULD BE ELIMINATED

      We believe Pomeroy has onerous anti-takeover  provisions that insulate the incumbent directors from being accountable to stockholders. In 1998, the Pomeroy
Board  adopted a rights  plan or "poison  pill" that we believe  entrenches  the
Pomeroy Board and management. THE FACT THAT THE POISON PILL SPECIFICALLY EXEMPTS
DAVID  POMEROY,  ANY  MEMBER  OF HIS  IMMEDIATE  FAMILY  AND ANY OF HIS OR THEIR
AFFILIATES  OR  ASSOCIATES  ONCE AGAIN  DEMONSTRATES  HOW THE POMEROY  FAMILY IS
TREATING  THE COMPANY AS ITS OWN PRIVATE  FIEFDOM.  If the Nominees are elected, they will use their best  efforts to cause the Pomeroy  Board to  terminate  the poison pill.

      Pomeroy's  Certificate of  Incorporation  and Bylaws also contain numerous anti-takeover  provisions  that we also  believe are  intended  to entrench  the
Pomeroy  Board  and  management  to the  detriment  of the  stockholders.  These anti-takeover provisions include, but are not limited to, the following:

   o  STOCKHOLDERS ARE NOT PERMITTED TO CALL SPECIAL MEETINGS OF STOCKHOLDERS.

   o  DIRECTORS  MAY BE REMOVED  FROM OFFICE  ONLY FOR CAUSE BY THE  AFFIRMATIVE
      VOTE OF THE HOLDERS OF AT LEAST  TWO-THIRDS OF THE  OUTSTANDING  SHARES OF
      STOCK ENTITLED TO CAST VOTES IN THE ELECTION OF DIRECTORS  (ALTHOUGH WE DO
      NOT BELIEVE THIS PROVISION IS ENFORCEABLE UNDER DELAWARE LAW).

   o  THE FOREGOING ANTI-TAKEOVER PROVISIONS AND CERTAIN OTHER PROVISIONS OF THE
      CERTIFICATE OF INCORPORATION  AND BYLAWS MAY BE AMENDED OR REPEALED BY THE
      STOCKHOLDERS  ONLY BY THE  AFFIRMATIVE  VOTE OF THE  HOLDERS  OF AT  LEAST
      TWO-THIRDS OF THE VOTING POWER OF THE OUTSTANDING SHARES OF STOCK ENTITLED
      TO CAST VOTES IN THE ELECTION OF DIRECTORS.

We  believe  the  foregoing  anti-takeover  provisions  may also  disenfranchise stockholders and have the effect of insulating  directors from being accountable to the stockholders.  If elected,  the Nominees will, subject to their fiduciary duties, urge the Pomeroy Board to eliminate these anti-takeover provisions.

             WE BELIEVE POMEROY'S SHARE PRICE HAS SUFFERED UNDER THE
                          COMPANY'S CURRENT LEADERSHIP

      We are frustrated with Pomeroy's lackluster Share price performance during a time when in general the rest of the IT industry thrived.  We believe that the
Pomeroy Board's  inability to set effective  policy and make the right strategic decisions has contributed to this performance.

   o  As  illustrated in Pomeroy's Form 10-K for the year ended January 5, 2007, during  the  period  from  January  5, 2002  through  January 5, 2007 (the
      "Measurement  Period"),  Pomeroy's Share price performance trailed the S&P
      500 Stock Index and the NASDAQ Composite Index by a significant margin.

   o  During the  Measurement  Period,  AN INVESTMENT IN POMEROY WOULD HAVE LOST
      42.5% OF ITS VALUE  COMPARED  TO A GAIN OF 20.2%  HAD THE SAME  INVESTMENT
      BEEN  MADE  IN THE  S&P  500  STOCK  INDEX  AND A GAIN  OF  17.5%  HAD THE
      INVESTMENT BEEN MADE IN THE NASDAQ COMPOSITE INDEX.

                                      -14-

    WE WISH TO PROVIDE THE STOCKHOLDERS, THE TRUE OWNERS OF POMEROY, WITH THE
     OPPORTUNITY TO ELECT DIRECTORS THAT ARE UNAFFILIATED WITH THE EXISTING
                                    DIRECTORS

      We believe the election of the Nominees will  represent the best means for stockholders  to maximize the present  value of their  Shares.  If elected,  the
Nominees'  first  priority  would be to work with the  independent  directors to maximize  stockholder  value and  ensure  that the  Company is being run for the benefit  of the  stockholders  - the true  owners  of the  Company - and not the
Pomeroy family. We believe these changes would not only benefit the stockholders but also have a positive  effect on the Company's  relations  with its customers and employees which, in our opinion, are its two most valuable assets.

WE  STRONGLY  URGE YOU TO VOTE "FOR" THE  ELECTION  OF OUR  NOMINEES BY SIGNING,
DATING AND  RETURNING  YOUR GOLD PROXY CARD TODAY IN THE  ENCLOSED  POSTAGE-PAID
ENVELOPE.

                                      -15-

THE NOMINEES

      The following  information  sets forth the name,  age,  business  address,
present  principal   occupation,   and  employment  and  material   occupations,
positions,  offices, or employments for more than the past five years of each of the  Nominees.  This  information  has been  furnished  to Flagg  Street  by the
Nominees. The Nominees are citizens of the United States of America.

      JONATHAN STARR (AGE 30) is a founding  member of Flagg Street Capital LLC, an investment  firm,  and has served as its  Portfolio  Manager since June 2004.
From  May  2001 to  January  2003,  he was a  research  analyst  at SAB  Capital
Management,  L.P., an  opportunistic  investment  firm. From April 2000 to April
2001,  Mr. Starr worked as an investment  analyst for Blavin & Company,  a value investment  partnership.  From  June  1998  to  April  2000,  he was a  research associate at Fidelity Management and Research Co. Mr. Starr graduated from Emory
University in 1998 with a B.A.,  summa cum laude,  in Economics and was a member of Phi Beta Kappa. The business address of Mr. Starr is c/o Flagg Street Capital
LLC, 44 Brattle Street,  Cambridge,  MA 02138. Mr. Starr, as the founding member of the Flagg Street Funds with the power to exercise investment discretion,  may be deemed to be the beneficial owner of all the Shares owned by the Flagg Street
Funds. For information  regarding  purchases and sales during the past two years by the Flagg  Street  Funds of  securities  of Pomeroy  that may be deemed to be beneficially owned by Mr. Starr, see Schedule I.

      MICHAEL A. RUFFOLO (AGE 45) has served as the Chief  Executive  Officer of
Liquid Machines, Inc., an enterprise rights management provider, since September
2004.  From August 2001 to September 2003, he served as Executive Vice President
of  Akamai  Technologies,   Inc.  ("Akamai"),  a  global  service  provider  for
accelerating content and business processes online. From September 2003 to March
2004, he served as Chief Operating Officer of Akamai.  From January 2000 to June
2001,  he served  as  Executive  Vice  President,  Global  Sales,  Services  and
Marketing,  of  EMC  Corporation,   a  developer  and  provider  of  information
infrastructure  technology  and  solutions.  From 1998 to 2000,  Mr. Ruffolo was
President,  Document  Solutions  Group,  of Xerox  Corporation,  a  provider  of document outsourcing solutions,  services,  software and supplies.  From 1988 to
1998, he served in various capacities with NCR Corporation,  a global technology company,  including  Vice President and Chief  Information  Officer from 1996 to
1998. Mr.  Ruffolo  graduated from the University of Dayton in 1982 with a B.S., summa cum laude, in Business  Administration and from Harvard Business School in
1988 with an M.B.A.  The business address of Mr. Ruffolo is c/o Liquid Machines,
Inc., 486 Totten Pond Road, Waltham, MA 02451. Mr. Ruffolo does not beneficially own, and has not purchased or sold during the past two years,  any securities of
Pomeroy.

      RICHARD S.  PRESS  (AGE 68) has served as a member of the Global  Advisory
Group of Standish Mellon Asset  Management  Company,  an asset  management firm, since April 2007. He has served as a Director of Transatlantic Holdings, Inc., a reinsurance  company,  since  August  2006.  He has  served  as a member  of the
Investment Committee of Controlled Risk Insurance Company, a medical malpractice insurance  company,  since  September  2006.  Mr.  Press  served as Senior  Vice
President  and  Director,   Insurance  Asset  Management  Group,  of  Wellington
Management  Company,  an asset  management firm, from 1994 to 2006. From 1982 to
1994,  he  served  as  Senior  Vice  President  and  Director,  Insurance  Asset
Management,  of Stein,  Roe & Farnham,  an asset  management  firm. From 1964 to
1982,  he served  as a Vice  President  of  Scudder  Stevens  & Clark,  an asset management  firm. Mr. Press graduated from Brown  University in 1960 with a B.A.

                                      -16-

in  Economics  and from  Harvard  Business  School in 1962  with an  M.B.A.  The business address of Mr. Press is 101 Bogle Street,  Weston,  MA 02493. Mr. Press
does not  beneficially  own,  and has not  purchased or sold during the past two years, any securities of Pomeroy.

      The Nominees will not receive any compensation from Flagg Street for their services as  directors  of Pomeroy.  Other than as stated  herein,  there are no arrangements or  understandings  between Flagg Street and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made,  other than the consent by each of the  Nominees to be named in this
Proxy  Statement and to serve as a director of Pomeroy if elected as such at the
Annual  Meeting.  No  participant  in this  solicitation  is a party  adverse to
Pomeroy or any of its subsidiaries or has a material interest adverse to Pomeroy or any of its subsidiaries in any material pending legal proceedings.

      We do not expect that the Nominees  will be unable to stand for  election, but,  in the event that such  persons are unable to serve or for good cause will not serve, the Shares  represented by the enclosed GOLD proxy card will be voted for substitute  nominees,  to the extent this is not prohibited  under Pomeroy's
Bylaws  and  applicable  law.  In  addition,  we reserve  the right to  nominate substitute  persons if Pomeroy  makes or announces  any changes to its Bylaws or takes or announces any other action that has, or if consummated  would have, the effect of disqualifying the Nominees, to the extent this is not prohibited under the Bylaws and  applicable  law.  In any such case,  Shares  represented  by the enclosed GOLD proxy card will be voted for such substitute nominees.  We reserve the right to nominate  additional  persons, to the extent this is not prohibited under Pomeroy's Bylaws and applicable law, if the Company  increases the size of the Pomeroy  Board above its existing  size or increases the number of directors whose terms expire at the Annual Meeting.  Additional  nominations made pursuant to the preceding sentence are without prejudice to our position that any attempt to increase the size of the Pomeroy Board or to  reconstitute or reconfigure the
classes  on  which  the  current   directors   serve   constitutes  an  unlawful
manipulation of the Company's corporate machinery.

YOU ARE URGED TO VOTE FOR THE  ELECTION  OF THE  NOMINEES ON THE  ENCLOSED  GOLD
PROXY CARD.

                                      -17-

VOTING AND PROXY PROCEDURES

      Only  stockholders of record on the Record Date will be entitled to notice of and to vote at the  Annual  Meeting.  Each  Share is  entitled  to one  vote.
Stockholders  who sell Shares  before the Record Date (or acquire  them  without voting rights after the Record Date) may not vote such Shares.  Stockholders  of record on the Record Date will retain their voting rights in connection with the
Annual  Meeting even if they sell such Shares  after the Record  Date.  Based on publicly  available  information,  we believe that the only outstanding class of securities of Pomeroy  entitled to vote at the Annual  Meeting are its shares of
Common Stock.

      Shares  represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions,  will be  voted  FOR the  election  of the  Nominees  to the  Pomeroy  Board,  FOR the candidates who have been nominated by the Company other than _________, ________
and ________, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

      According to Pomeroy's proxy statement for the Annual Meeting, the Pomeroy
Board intends to nominate ___ candidates for election as directors at the Annual
Meeting.  This  Proxy  Statement  is  soliciting  proxies  to elect not only our
Nominees,  but also the  candidates who have been nominated by the Company other than _________,  ________ and ________. This gives stockholders who wish to vote for our Nominees and such other  persons the ability to do so. Under  applicable proxy rules we are required  either to solicit  proxies  only for our  Nominees, which could result in limiting  the ability of  stockholders  to fully  exercise their voting  rights with respect to Pomeroy's  nominees,  or to solicit for our
Nominees  and for fewer  than all of the  Company's  nominees,  which  enables a stockholder  who desires to vote for our  Nominees to also vote for those of the
Company's nominees for whom we are soliciting  proxies.  The names,  backgrounds and qualifications of the Company's nominees,  and other information about them, can be found in the Company's proxy statement. There is no assurance that any of the Company's nominees will serve as directors if our Nominees are elected.

QUORUM

      In order to conduct any business at the Annual  Meeting,  a quorum must be present  in person or  represented  by valid  proxies.  A quorum  consists  of a majority of the Shares  issued and  outstanding  on the Record Date.  All Shares that are voted  "FOR",  "AGAINST"  or "ABSTAIN"  (or  "WITHHOLD"  in the case of election of directors) on any matter will count for purposes of  establishing  a quorum and will be treated as Shares entitled to vote at the Annual Meeting (the
"Votes Present").

VOTES REQUIRED FOR APPROVAL

      ELECTION OF DIRECTORS.  A plurality of the total votes cast ("Votes Cast")
by holders of the  Shares for the  Nominees  is  required  for the  election  of directors  and the ten  nominees  who  receive  the most  votes  will be elected
(assuming  a quorum  is  present).  A vote to  "WITHHOLD"  for any  nominee  for director will be counted for purposes of determining the Votes Present, but will have no other effect on the outcome of the vote on the election of directors.  A stockholder may cast such votes for the Nominees either by so marking the ballot at the Annual  Meeting or by  specific  voting  instructions  sent with a signed proxy to either  Flagg  Street in care of Morrow & Co.,  Inc. at the address set forth on the back cover of this Proxy Statement or to Pomeroy at 1020 Petersburg
Road, Hebron, KY 41048 or any other address provided by Pomeroy.

                                      -18-

DISCRETIONARY VOTING

      Shares  held in  "street  name" and held of record  by banks,  brokers  or nominees  may not be  voted  by such  banks,  brokers  or  nominees  unless  the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

      Stockholders  of  Pomeroy  may revoke  their  proxies at any time prior to exercise  by  attending  the  Annual  Meeting  and  voting in  person  (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of  revocation.  The delivery of a
subsequently   dated  proxy  which  is  properly  completed  will  constitute  a revocation of any earlier proxy. The revocation may be delivered either to Flagg
Street in care of Morrow & Co.,  Inc. at the address set forth on the back cover of this Proxy Statement or to Pomeroy at 1020 Petersburg Road,  Hebron, KY 41048
or any other address provided by Pomeroy.  Although a revocation is effective if delivered to Pomeroy,  we request that either the original or photostatic copies of all  revocations  be mailed to Flagg Street in care of Morrow & Co.,  Inc. at the address set forth on the back cover of this Proxy  Statement so that we will be  aware  of all  revocations  and can more  accurately  determine  if and when proxies  have been  received  from the holders of record on the Record Date of a majority of the  outstanding  Shares.  Additionally,  Morrow & Co., Inc. may use
this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE  ELECTION  OF THE  NOMINEES  TO THE  POMEROY  BOARD,
PLEASE  SIGN,  DATE AND  RETURN  PROMPTLY  THE  ENCLOSED  GOLD PROXY CARD IN THE
POSTAGE-PAID ENVELOPE PROVIDED.

                             SOLICITATION OF PROXIES

      The solicitation of proxies pursuant to this Proxy Statement is being made by the  members of the  Group.  Proxies  may be  solicited  by mail,  facsimile, telephone, telegraph, Internet, in person and by advertisements.

      FSGP  has  entered  into  an  agreement   with  Morrow  &  Co.,  Inc.  for
solicitation  and advisory  services in connection with this  solicitation,  for which Morrow & Co., Inc. will receive a fee not to exceed  $75,000.00,  together with  reimbursement  for its  reasonable  out-of-pocket  expenses,  and  will be
indemnified  against  certain   liabilities  and  expenses,   including  certain
liabilities  under the federal  securities laws. Morrow & Co., Inc. will solicit proxies from individuals,  brokers, banks, bank nominees and other institutional holders.  We have  requested  banks,  brokerage  houses  and  other  custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable  out-of-pocket expenses in so doing. It is anticipated that
Morrow & Co., Inc.  will employ  approximately  25 persons to solicit  Pomeroy's stockholders for the Annual Meeting.

                                      -19-

      The entire  expense  of  soliciting  proxies  is being  borne by the Flagg
Street  Funds  pursuant  to the  terms  of the  Joint  Filing  and  Solicitation
Agreement  (as  defined  below).  Costs  of this  solicitation  of  proxies  are currently  estimated  to be  approximately  $_______.  The  Flagg  Street  Funds estimate  that through the date hereof,  its  expenses in  connection  with this solicitation are approximately  $_______.  The Flagg Street Funds intend to seek reimbursement  from Pomeroy of all expenses  they incur in  connection  with the solicitation of proxies for the election of the Nominees to the Pomeroy Board at the Annual Meeting.  The Flagg Street Funds do not intend to submit the question of such reimbursement to a vote of security holders of Pomeroy.

                                      -20-

                          OTHER PARTICIPANT INFORMATION

      Each member of the Group is a participant in this  solicitation.  Jonathan
Starr is the founding member of FSGP. FSGP is the general partner of each of the
Flagg Street Funds. The principal  business of each of the Flagg Street Funds is that  of a  private  investment  fund  engaging  in the  purchase  and  sale  of investments for its own account. The principal business of FSGP is acting as the general partner of each of the Flagg Street Funds.  The principal  occupation of
Jonathan  Starr is serving as the  portfolio  manager  for FSGP.  The  principal business  address  of the Flagg  Street  Funds,  FSGP and  Jonathan  Starr is 44
Brattle Street,  Cambridge,  MA 02138. As of the date hereof, FSP directly owned
113,677  Shares,  FSPQ directly  owned 316,444  Shares,  and FSO directly  owned
819,204 Shares.  FSGP, as the general partner of the Flagg Street Funds,  may be deemed to be the  beneficial  owner of all  1,249,325  Shares owned by the Flagg
Street Funds. The  consideration  for the acquisition of the Shares owned by the
Flagg Street Funds was funded  through  funds  invested by partners in the Flagg
Street  Funds (and  proceeds  therefrom).  Since a portion of such  Shares  were purchased in, and such Shares from time to time may be held in, margin accounts, along with other investments,  it is impracticable to determine the amounts,  if any,  borrowed  with respect to such  Shares.  Jonathan  Starr,  as the founding member of FSGP with the power to exercise investment  discretion,  may be deemed to be the  beneficial  owner of all  1,249,325  Shares owned by the Flagg Street
Funds.  Each of FSGP and Jonathan Starr  disclaims  beneficial  ownership of the
Shares  owned by the  Flagg  Street  Funds  except  to the  extent of its or his pecuniary interest therein. Currently, neither Michael A. Ruffolo nor Richard S.
Press  beneficially  owns any  securities  of Pomeroy.  Richard S. Press and his spouse are investors,  directly and  indirectly,  in certain of the Flagg Street
Funds and each disclaims  beneficial  ownership of the Shares owned by the Flagg
Street Funds.  For  information  regarding  purchases and sales of securities of
Pomeroy during the past two years by the Flagg Street Funds, see Schedule I.

      On April 3, 2007, the members of the Group entered into a Joint Filing and
Solicitation  Agreement in which,  among other things, (i) the parties agreed to the joint  filing on behalf of each of them of  statements  on Schedule 13D with respect to the securities of Pomeroy, (ii) the parties agreed to solicit proxies or written consents to elect the Nominees or any other person  designated by the
Group  as  directors  of  Pomeroy  and to take all  other  action  necessary  or advisable to achieve the foregoing (the  "Solicitation"),  and (iii) each of the
Flagg Street Funds agreed to bear all expenses  incurred in connection  with the
Group's  activities,  including approved expenses incurred by any of the parties in connection with the Solicitation,  on a pro-rata basis based on the number of
Shares owned by each of the Flagg Street Funds.

      Pursuant to letter  agreements dated April 3, 2007, the Flagg Street Funds agreed to jointly and severally  indemnify  each of the Nominees  against claims arising from the Solicitation and any related transactions.

      Except as set  forth in this  Proxy  Statement  (including  the  Schedules hereto),  (i) during the past 10 years, no participant in this  solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);  (ii) no participant in this solicitation  directly or indirectly beneficially  owns any  securities  of  Pomeroy;  (iii) no  participant  in this solicitation  owns any  securities  of Pomeroy which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities  of Pomeroy  during the past two years;  (v) no part of the  purchase price or market value of the  securities of Pomeroy owned by any  participant in

                                      -21-

this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such  securities;  (vi) no  participant  in this solicitation  is,  or  within  the  past  year  was,  a party  to any  contract, arrangements or understandings with any person with respect to any securities of
Pomeroy,  including,  but  not  limited  to,  joint  ventures,  loan  or  option arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or
indirectly,   any   securities  of  Pomeroy;   (viii)  no  participant  in  this
solicitation owns  beneficially,  directly or indirectly,  any securities of any parent or subsidiary of Pomeroy; (ix) no participant in this solicitation or any of  his/its  associates  was a party to any  transaction,  or series of  similar transactions,  since the beginning of Pomeroy's  last fiscal year, or is a party to any currently proposed  transaction,  or series of similar  transactions,  to which Pomeroy or any of its  subsidiaries  was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its  associates has any arrangement or understanding with any person with respect to any future  employment by Pomeroy or its affiliates,  or with respect to any future transactions to which Pomeroy or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial  interest,  direct or indirect,  by security  holdings  or  otherwise  in any  matter  to be acted on at the  Annual
Meeting.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

OTHER MATTERS

      Flagg  Street is unaware  of any other  matters  to be  considered  at the
Annual Meeting.  However,  should other matters, which Flagg Street is not aware of a  reasonable  time before this  solicitation,  be brought  before the Annual
Meeting,  the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

      In order to be eligible for inclusion in Pomeroy's proxy statement for the
2008 annual meeting of stockholders,  stockholder  proposals must be received by the  Secretary of the Company at its principal  office,  1020  Petersburg  Road,
Hebron, KY 41048, by _____, 2008.  Stockholders who intend to present a proposal at such meeting without  inclusion of such proposal in Pomeroy's proxy materials pursuant to Rule 14a-8 under the  Securities  Exchange Act of 1934,  as amended, are required to provide  advance notice of such proposal to the Secretary of the
Company at the  aforementioned  address not later than _____,  2008.  If Pomeroy does not receive notice of such a stockholder proposal on or before _____, 2008, the Company's management will use its discretionary authority to vote the Shares that they  represent  by proxy in  accordance  with the  recommendations  of the
Pomeroy Board.

      The  information  set forth above  regarding the procedures for submitting stockholder  proposals for  consideration  at Pomeroy's  2008 annual  meeting of stockholders is based on information contained in the Company's proxy statement.
The  incorporation  of this  information in this Proxy  Statement  should not be construed  as an  admission  by us that  such  procedures  are  legal,  valid or binding.

                                      -22-

INCORPORATION BY REFERENCE

      WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN  DISCLOSURE  REQUIRED BY
APPLICABLE  LAW THAT IS EXPECTED TO BE INCLUDED  IN  POMEROY'S  PROXY  STATEMENT
RELATING TO THE ANNUAL MEETING.  THIS  DISCLOSURE IS EXPECTED TO INCLUDE,  AMONG
OTHER THINGS,  CURRENT BIOGRAPHICAL  INFORMATION ON POMEROY'S CURRENT DIRECTORS,
INFORMATION CONCERNING EXECUTIVE COMPENSATION,  AND OTHER IMPORTANT INFORMATION.
ALTHOUGH WE DO NOT HAVE ANY KNOWLEDGE  INDICATING  THAT ANY STATEMENT MADE BY US
HEREIN  IS  UNTRUE,  WE DO NOT  TAKE  ANY  RESPONSIBILITY  FOR THE  ACCURACY  OR
COMPLETENESS OF STATEMENTS TAKEN FROM PUBLIC DOCUMENTS AND RECORDS THAT WERE NOT
PREPARED BY OR ON OUR BEHALF,  OR FOR ANY FAILURE BY POMEROY TO DISCLOSE  EVENTS
THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH  INFORMATION.  SEE SCHEDULE
II FOR INFORMATION  REGARDING  PERSONS WHO  BENEFICIALLY OWN MORE THAN 5% OF THE
SHARES  AND THE  OWNERSHIP  OF THE SHARES BY THE  DIRECTORS  AND  MANAGEMENT  OF
POMEROY.

      The information  concerning  Pomeroy contained in this Proxy Statement and the Schedules  attached  hereto has been taken from, or is based upon,  publicly available information.

                                    FLAGG STREET PARTNERS QUALIFIED LP

                                    _______, 2007

                                      -23-

                                   SCHEDULE I

                      TRANSACTIONS IN SECURITIES OF POMEROY
                            DURING THE PAST TWO YEARS

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------

                       Flagg Street Partners Qualified LP
--------------------------------------------------------------------------------
    Common Stock            2,424              9.4909             03/01/06
    Common Stock              500              9.6380             03/03/06
    Common Stock              500              9.6540             03/06/06
    Common Stock              925              9.6879             03/10/06
    Common Stock            5,302              9.7256             03/14/06
    Common Stock            1,906              9.7295             03/15/06
    Common Stock            1,510              9.7208             03/16/06
    Common Stock            3,039              9.7237             03/17/06
    Common Stock            1,697              9.6841             03/20/06
    Common Stock            2,761             10.0972             03/22/06
    Common Stock            7,893              8.8793             03/23/06
    Common Stock            2,209              8.9950             03/24/06
    Common Stock            8,909              8.7140             03/27/06
    Common Stock            5,103              8.5781             03/28/06
    Common Stock            3,584              8.5912             03/29/06
    Common Stock            5,296              8.5396             03/31/06
    Common Stock            4,500              8.9574             04/04/06
    Common Stock            4,371              8.7422             04/12/06
    Common Stock            9,932              8.8256             04/13/06
    Common Stock            4,045              8.4690             04/17/06
    Common Stock            4,100              8.6311             04/19/06
    Common Stock            7,035              8.9715             04/27/06
    Common Stock            4,886              7.1602             05/19/06
    Common Stock            1,901              7.1073             05/22/06
    Common Stock            5,606              7.1240             05/23/06
    Common Stock            2,645              7.1248             05/24/06

                                      I-1

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock            5,600              7.2527             05/26/06
    Common Stock            4,500              7.2945             06/09/06
    Common Stock            4,500              7.3146             06/15/06
    Common Stock           13,130              7.1309             06/21/06
    Common Stock           (6,236)             7.0262             08/11/06
    Common Stock             (711)             7.0481             08/14/06
    Common Stock            1,925              7.7155             08/17/06
    Common Stock            3,030              7.7435             08/21/06
    Common Stock            3,942              7.7812             08/22/06
    Common Stock            1,628              7.8145             08/23/06
    Common Stock            1,843              7.8734             08/24/06
    Common Stock            1,890              7.8838             08/25/06
    Common Stock              660              7.8220             08/28/06
    Common Stock              570              7.6960             08/29/06
    Common Stock            1,419              7.8412             08/30/06
    Common Stock            1,031              7.7290             08/31/06
    Common Stock              554              7.6973             09/05/06
    Common Stock           49,018              7.7800             09/06/06
    Common Stock            6,721              7.7197             09/06/06
    Common Stock            1,270              7.7672             09/07/06
    Common Stock              948              7.7332             09/08/06
    Common Stock            1,809              7.8325             09/11/06
    Common Stock            1,585              7.9378             09/12/06
    Common Stock              347              8.0086             09/13/06
    Common Stock              292              8.0060             09/22/06
    Common Stock              567              7.9255             09/26/06
    Common Stock              560              7.9900             09/27/06
    Common Stock           45,379              7.9800             10/05/06
    Common Stock            2,022              7.4468             11/14/06
    Common Stock            9,829              7.4084             11/15/06
    Common Stock              981              7.2246             12/08/06

                                      I-2

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock            1,639              7.3122             12/11/06
    Common Stock            4,358              7.3237             12/12/06
    Common Stock            1,538              7.3221             12/13/06
    Common Stock              139              7.3256             12/14/06
    Common Stock           18,896              7.6300             01/26/07
    Common Stock            5,584              7.7300             01/29/07
    Common Stock              223              7.5400             01/31/07
    Common Stock              133              7.7000             02/01/07
    Common Stock           16,929              7.7800             02/05/07
    Common Stock            3,823              7.7800             02/06/07

                            Flagg Street Partners LP
--------------------------------------------------------------------------------
    Common Stock            2,437              9.5627             03/02/06
    Common Stock            3,458              9.7268             03/14/06
    Common Stock            1,449              9.7281             03/17/06
    Common Stock            1,400              9.7067             03/21/06
    Common Stock            6,145              8.8798             03/23/06
    Common Stock            6,804              8.7145             03/27/06
    Common Stock            3,121              8.5795             03/28/06
    Common Stock            3,197              8.6214             03/30/06
    Common Stock            2,988              8.7272             04/03/06
    Common Stock            1,000              8.8410             04/06/06
    Common Stock            1,800              8.9200             04/11/06
    Common Stock            7,374              8.8260             04/13/06
    Common Stock            4,035              8.5530             04/18/06
    Common Stock            1,700              8.9606             04/25/06
    Common Stock            3,413              8.9733             04/27/06
    Common Stock          (22,597)*            8.8147             04/28/06
    Common Stock            2,218              7.1602             05/19/06

------------------------
*  Represents  Shares  transferred from Flagg Street Partners LP to Flagg Street
   Offshore, LP.

                                      I-3

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock              616              7.1073             05/22/06
    Common Stock            2,683              7.1248             05/24/06
    Common Stock              800              7.2241             06/01/06
    Common Stock            1,600              7.5086             06/05/06
    Common Stock            2,000              7.3445             06/06/06
    Common Stock            2,700              7.2066             06/19/06
    Common Stock            2,962              7.1309             06/21/06
    Common Stock           (1,665)             7.0262             08/11/06
    Common Stock              250              7.7155             08/17/06
    Common Stock            1,017              7.7435             08/21/06
    Common Stock            1,328              7.7812             08/22/06
    Common Stock              512              7.8145             08/23/06
    Common Stock              557              7.8734             08/24/06
    Common Stock              713              7.8838             08/25/06
    Common Stock              225              7.8220             08/28/06
    Common Stock              181              7.6960             08/29/06
    Common Stock              461              7.8412             08/30/06
    Common Stock              332              7.7290             08/31/06
    Common Stock            1,900              7.7837             09/01/06
    Common Stock           16,969              7.7800             09/06/06
    Common Stock            2,327              7.7197             09/06/06
    Common Stock              504              7.7672             09/07/06
    Common Stock              359              7.7332             09/08/06
    Common Stock              607              7.8325             09/11/06
    Common Stock              503              7.9378             09/12/06
    Common Stock               56              8.0086             09/13/06
    Common Stock              103              7.9255             09/26/06
    Common Stock              173              7.9900             09/27/06
    Common Stock           15,614              7.9800             10/05/06
    Common Stock            2,300              8.3435             11/02/06
    Common Stock              579              7.4468             11/14/06
    Common Stock            3,426              7.4084             11/15/06

                                      I-4

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock              828              7.2246             12/08/06
    Common Stock              558              7.3122             12/11/06
    Common Stock            1,532              7.3237             12/12/06
    Common Stock              607              7.3221             12/13/06
    Common Stock               59              7.3256             12/14/06
    Common Stock            8,172              7.6300             01/26/07
    Common Stock            2,002              7.7300             01/29/07
    Common Stock               77              7.5400             01/31/07
    Common Stock            7,208              7.7800             02/05/07

                            Flagg Street Offshore, LP
--------------------------------------------------------------------------------
    Common Stock            5,576              9.4882             03/01/06
    Common Stock            3,565              9.5612             03/02/06
    Common Stock            1,800              9.7339             03/13/06
    Common Stock           11,240              9.7244             03/14/06
    Common Stock            4,394              9.7259             03/15/06
    Common Stock            1,590              9.7204             03/16/06
    Common Stock            5,512              9.7220             03/17/06
    Common Stock            3,903              9.6801             03/20/06
    Common Stock            6,339             10.0948             03/22/06
    Common Stock           18,162              8.8785             03/23/06
    Common Stock            5,091              8.9920             03/24/06
    Common Stock           20,487              8.7133             03/27/06
    Common Stock           11,776              8.5767             03/28/06
    Common Stock            8,216              8.5894             03/29/06
    Common Stock           10,969              8.5384             03/31/06
    Common Stock            4,524              8.7259             04/03/06
    Common Stock            3,552              8.7591             04/05/06
    Common Stock            2,100              8.7671             04/07/06
    Common Stock            6,711              8.8926             04/10/06
    Common Stock            3,390              8.7430             04/12/06
    Common Stock           22,694              8.8249             04/13/06

                                      I-5

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock            9,225              8.4673             04/17/06
    Common Stock            5,965              8.5520             04/18/06
    Common Stock            1,100              8.7633             04/20/06
    Common Stock            3,700              8.6370             04/24/06
    Common Stock            3,674              8.9895             04/26/06
    Common Stock           11,552              8.9708             04/27/06
    Common Stock           22,597*             8.8250             04/28/06
    Common Stock           13,796              7.1602             05/19/06
    Common Stock            8,983              7.1073             05/22/06
    Common Stock           14,394              7.1240             05/23/06
    Common Stock            6,672              7.1248             05/24/06
    Common Stock            7,100              7.1741             05/25/06
    Common Stock           15,900              7.2527             05/26/06
    Common Stock            8,400              7.2306             05/30/06
    Common Stock            5,200              7.2548             05/31/06
    Common Stock            1,200              7.3515             06/07/06
    Common Stock            2,600              7.4595             06/08/06
    Common Stock            6,300              7.2103             06/12/06
    Common Stock            3,200              7.2685             06/13/06
    Common Stock            7,000              7.1798             06/14/06
    Common Stock            4,100              7.2522             06/16/06
    Common Stock            4,200              7.1477             06/20/06
    Common Stock            6,900              7.1247             06/21/06
    Common Stock           23,908              7.1309             06/21/06
    Common Stock             (500)             7.0878             08/09/06
    Common Stock           (2,664)             7.1104             08/10/06
    Common Stock          (10,000)             7.0386             08/11/06
    Common Stock           (7,334)             7.0262             08/11/06
    Common Stock           (1,689)             7.0481             08/14/06
    Common Stock            5,325              7.7155             08/17/06
    Common Stock            5,900              7.8349             08/18/06

------------------------
*  Represents  Shares  transferred from Flagg Street Partners LP to Flagg Street
   Offshore, LP.

                                      I-6

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock            2,453              7.7435             08/21/06
    Common Stock           10,730              7.7812             08/22/06
    Common Stock            4,460              7.8145             08/23/06
    Common Stock            5,100              7.8734             08/24/06
    Common Stock            5,397              7.8838             08/25/06
    Common Stock            1,815              7.8220             08/28/06
    Common Stock            1,549              7.6960             08/29/06
    Common Stock            4,020              7.8412             08/30/06
    Common Stock            2,840              7.7290             08/31/06
    Common Stock              546              7.6973             09/05/06
    Common Stock          134,013              7.7800             09/06/06
    Common Stock           18,352              7.7197             09/06/06
    Common Stock            3,226              7.7672             09/07/06
    Common Stock            2,722              7.7332             09/08/06
    Common Stock            5,055              7.8325             09/11/06
    Common Stock            4,412              7.9378             09/12/06
    Common Stock              997              8.0086             09/13/06
    Common Stock              708              8.0060             09/22/06
    Common Stock            1,330              7.9255             09/26/06
    Common Stock            1,568              7.9900             09/27/06
    Common Stock              600              8.0017             09/29/06
    Common Stock              100              8.0100             10/03/06
    Common Stock          126,459              7.9800             10/05/06
    Common Stock            6,121              7.4468             11/14/06
    Common Stock           26,745              7.4084             11/15/06
    Common Stock            3,156              7.2246             12/08/06
    Common Stock            4,618              7.3122             12/11/06
    Common Stock           12,023              7.3237             12/12/06
    Common Stock            4,455              7.3221             12/13/06
    Common Stock               27              7.3256             12/14/06
    Common Stock            5,886              7.6300             01/26/07
    Common Stock           14,514              7.7300             01/29/07

                                      I-7

        Class              Quantity           Price Per           Date of
     of Security      Purchased / (Sold)      Share ($)       Purchase / Sale
    ------------      ------------------      ---------       ---------------
    Common Stock              619              7.5400             01/31/07
    Common Stock              367              7.7000             02/01/07
    Common Stock           43,863              7.7800             02/05/07
    Common Stock           10,063              7.7800             02/06/07

                                      I-8

                                   SCHEDULE II

     THE FOLLOWING TABLE IS REPRINTED FROM POMEROY'S PROXY STATEMENT FILED
           WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2006

                                 STOCK OWNERSHIP

      The  following  table sets forth,  as of March 31,  2006,  the  beneficial ownership  of shares of the  Company's  Common  stock,  $.01 par value  ("Common
Stock"),  by each  Director  and  nominee  for  Director  of the  Company,  each executive officer named in the Summary  Compensation Table (below),  each person known to the Company to be the  beneficial  owner of more than five percent (5%)
of its  outstanding  shares of Common Stock,  and by the Directors and executive officers of the Company as a group.

                                        Amount & Nature of
Name and Address (1)                 Beneficial Ownership (2)     % of Class
---------------------------------    ------------------------     ----------

David B. Pomeroy, II                         2,208,315(3)           16.85%

Stephen E. Pomeroy                             648,826(4)            4.88%

Kevin G. Gregory                                61,250(5)           *

Keith Blachowiak                                50,000(6)           *

P. Hope Griffith                                27,500(7)           *

John E. McKenzie                                76,020(8)           *

James H. Smith, III                             26,111(9)           *

Michael E. Rohrkemper                             --                *

William H. Lomicka                              29,167(10)          *

Vincent D. Rinaldi                              21,667(11)          *

Debra E. Tibey                                  29,167(12)          *

Edward E. Faber                                 26,667(13)          *

Kenneth R. Waters                               22,500(14)          *

David G. Boucher                                10,000(15)          *

Ronald E. Krieg                                 10,000(16)          *

Directors and all Executive                  3,247,190(17)          24.81%
Officers as a Group

FMR Corp.                                    1,390,129(18)          10.99%
82 Devonshire Street
Boston, MA 02109

                                      II-1

Wells Fargo and Company                      1,738,073(19)          13.74%
420 Montgomery Street
San Francisco, CA 94104

Wells Capital Management Inc.                1,669,673(20)          13.20%
525 Market Street, 10th Floor
San Francisco, CA 94104

Dimensional Fund Advisors, Inc.              1,066,160(21)           8.43%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Byram Capital Management LLC                   822,329(22)           6.50%
41 West Putnam Avenue
Greenwich, CT 06830

---------------------
*  Lesss than one percent (1%)

(1)   The address for all  directors  and  executive  officers is the  corporate address.
(2)   The "Beneficial Owner" of a security includes any person who shares voting power or  investment  power with respect to such security or has the right to acquire  beneficial  ownership  of such  security  within 60 days based solely on information provided to the Company.
(3)   Includes  22,636  shares  owned by his  spouse  as to which  Mr.  David B.
      Pomeroy disclaims  beneficial  ownership.  Also includes 452,000 shares of common stock issuable upon exercise of stock options.
(4)   Includes  568,250  shares of Common Stock  issuable upon exercise of stock options. Also includes 75,000 restricted shares.
(5)   Includes  50,000  shares of Common Stock  issuable  upon exercise of stock options. Also includes 11,250 restricted shares.
(6)   Includes  50,000 shares of Common Stock  issuable upon exercise of stock options.
(7)   Includes  20,000  shares of Common Stock  issuable  upon exercise of stock options. Also includes 7,500 restricted shares.
(8)   Includes  69,833  shares of Common Stock  issuable  upon exercise of stock options. Also includes 6,187 restricted shares.
(9)   Includes  22,500 shares of Common Stock  issuable upon exercise of stock options.
(10)  Includes  29,167  shares of Common Stock  issuable  upon exercise of stock options.
(11)  Includes  21,667  shares of Common Stock  issuable  upon exercise of stock options.
(12)  Includes  29,167  shares of Common Stock  issuable  upon exercise of stock options.
(13)  Includes  26,667  shares of Common Stock  issuable  upon exercise of stock options.
(14)  Includes  20,000  shares of Common Stock  issuable  upon exercise of stock options,
(15)  Includes  10,000  shares of Common Stock  issuable  upon exercise of stock options.
(16)  Includes  10,000  shares of Common Stock  issuable  upon exercise of stock options.
(17)  Includes  1,379,251 shares of Common Stock issuable upon exercise of stock options.  Includes  99,937  restricted  shares.  Includes 22,636 shares of
      Common  Stock owned by the spouse of Mr.  David B.  Pomeroy as to which he disclaims beneficial ownership.
(18)  Beneficial  ownership  information  is taken  from  latest  Form 13G filed
      February 14, 2006 for the reporting period ending December 31, 2005.

                                      II-2

(19)  Beneficial  ownership  information  is taken  from  latest  Form 13G filed
      February 2, 2006 for the reporting period ending December 31, 2005.
(20)  Beneficial  ownership  information  is taken  from  latest  Form 13G filed
      February 2, 2006 for the reporting period ending December 31, 2005.
(21)  Beneficial  ownership  information  is taken  from  latest  Form 13G filed
      February 1, 2006 for the reporting period ending December 31, 2005.
(22)  Beneficial  ownership  information  is taken  from  latest  Form 13G filed
      February 13, 2006 for the reporting period ending December 31, 2005.

                                      II-3

                                    IMPORTANT

      Tell your Board what you think! Your vote is important. No matter how many
Shares you own,  please  give Flagg  Street  your proxy FOR the  election of its
Nominees by taking three steps:

   o  SIGNING the enclosed GOLD proxy card,

   o  DATING the enclosed GOLD proxy card, and

   o  MAILING the enclosed  GOLD proxy card TODAY in the  envelope  provided (no postage is required if mailed in the United States).

      IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK
NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT
OF YOUR SPECIFIC INSTRUCTIONS.  Depending upon your broker or custodian, you may be able to vote either by toll-free  telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

      If you have any questions or require any additional information concerning this Proxy Statement, please contact Morrow & Co., Inc. at the address set forth below.

--------------------------------------------------------------------------------

                               MORROW & CO., INC.

                                 470 West Avenue
                               Stamford, CT 06902
                                 (203) 658-9400

             BANKS AND BROKERAGE FIRMS, PLEASE CALL: (203) 658-9400
                   SHAREHOLDERS CALL TOLL FREE: (800) 662-5200
                      E-MAIL: flaggstreet.info@morrowco.com

--------------------------------------------------------------------------------

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              DATED APRIL 27, 2007

GOLD PROXY CARD

                           POMEROY IT SOLUTIONS, INC.

                       2007 ANNUAL MEETING OF STOCKHOLDERS

     THIS PROXY IS SOLICITED ON BEHALF OF FLAGG STREET PARTNERS QUALIFIED LP

              THE BOARD OF DIRECTORS OF POMEROY IT SOLUTIONS, INC.
                          IS NOT SOLICITING THIS PROXY

                                    P R O X Y

The  undersigned  appoints  Jonathan  Starr  and  _________,  and  each of them, attorneys  and  agents  with full  power of  substitution  to vote all shares of
Common Stock of Pomeroy IT Solutions, Inc. (the "Company") which the undersigned would be  entitled  to vote if  personally  present  at the  Annual  Meeting  of
Stockholders of the Company  scheduled to be held on ________,  ______ __, 2007, at __:___  __.M.  (local  time),  at  _________________,  and  including  at any adjournments or postponements  thereof and at any meeting called in lieu thereof
(the "Annual Meeting").

The undersigned  hereby revokes any other proxy or proxies  heretofore  given to vote or act with  respect to the shares of Common  Stock of the Company  held by the  undersigned,  and hereby  ratifies and confirms all action the herein named attorneys and proxies,  their  substitutes,  or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes  with respect to any other  matters as may properly  come before the
Annual  Meeting that are unknown to Flagg Street  Partners  Qualified LP ("Flagg
Street") a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED  WITH RESPECT TO THE PROPOSAL ON THE REVERSE,  THIS
PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

FLAGG STREET RECOMMENDS A VOTE "FOR" EACH OF ITS NOMINEES LISTED BELOW.

IN THE EVENT  THAT ANY OF FLAGG  STREET'S  NOMINEES  LISTED  BELOW ARE UNABLE TO
SERVE OR FOR GOOD CAUSE WILL NOT SERVE AS NOMINEES,  THE SHARES  REPRESENTED  BY
THIS  PROXY  CARD WILL BE VOTED FOR A  SUBSTITUTE  NOMINEE  DESIGNATED  BY FLAGG
STREET.

[X] PLEASE MARK VOTE AS IN THIS EXAMPLE

APPROVAL OF FLAGG STREET'S PROPOSAL TO ELECT DIRECTORS:

                                                    WITHHOLD
                                                  AUTHORITY TO      FOR ALL
                                     FOR ALL      VOTE FOR ALL      NOMINEES
                                     NOMINEES       NOMINEES         EXCEPT

      Nominees: Jonathan Starr         [ ]             [ ]            [ ]
                Michael A. Ruffolo
                Richard S. Press

FLAGG STREET INTENDS TO USE THIS PROXY TO VOTE (I) "FOR" MESSRS.  STARR, RUFFOLO
AND PRESS AND (II) "FOR" THE  CANDIDATES  WHO HAVE BEEN NOMINATED BY THE COMPANY
TO SERVE AS  DIRECTORS  OTHER THAN  _______,  _______ AND _______ FOR WHOM FLAGG
STREET  IS NOT  SEEKING  AUTHORITY  TO VOTE FOR AND WILL NOT  EXERCISE  ANY SUCH
AUTHORITY.  THE NAMES, BACKGROUNDS AND QUALIFICATIONS OF THE CANDIDATES WHO HAVE
BEEN NOMINATED BY THE COMPANY, AND OTHER INFORMATION ABOUT THEM, CAN BE FOUND IN
THE COMPANY'S PROXY STATEMENT.

THERE IS NO ASSURANCE  THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE
COMPANY WILL SERVE AS DIRECTORS IF FLAGG STREET'S NOMINEES ARE ELECTED.

NOTE:  IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED "FOR" A  PARTICULAR  FLAGG
STREET NOMINEE,  MARK THE "FOR ALL NOMINEES EXCEPT" BOX AND WRITE THE NAME(S) OF
THE NOMINEE(S)  YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED
FOR THE REMAINING FLAGG STREET  NOMINEE(S).  YOU MAY ALSO WITHHOLD  AUTHORITY TO
VOTE FOR ONE OR MORE  ADDITIONAL  CANDIDATES  WHO  HAVE  BEEN  NOMINATED  BY THE
COMPANY BY WRITING THE NAME OF THE NOMINEE(S) BELOW.

         ---------------------------------------------------------------

DATED:
       --------------------------

---------------------------------
(Signature)

---------------------------------
(Signature, if held jointly)

---------------------------------
(Title)

WHEN  SHARES ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH SIGN.  EXECUTORS,
ADMINISTRATORS,   TRUSTEES,  ETC.,  SHOULD  INDICATE  THE  CAPACITY  IN  WHICH
SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.